Exhibit 4.04

                    CERTIFICATE OF TRUST

                             OF

                ENTERGY GULF STATES CAPITAL I


          THIS CERTIFICATE OF TRUST of Entergy Gulf States
Capital I (the "Trust"), dated as of November 27, 1996 is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware
Business Trust Act (12 Del. C.  3801 et seq.).

          1. Name. The name of the business trust being formed hereby is Entergy Gulf States Capital I.

          2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New
York (Delaware), White Clay Center, Newark, New Castle
County, Delaware.

          3. Effective Date. This Certificate of Trust shall be effective as of its filing.

          IN WITNESS WHEREOF, the undersigned, being the only trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

THE BANK OF NEW YORK (DELAWARE)    WILLIAM J. REGAN, JR.
not in its individual capacity     not in his individual capacity
but solely as Trustee              but solely as Trustee


By: /s/  Joseph G. Ernst           By: /s/ William J. Regan, Jr.
     Name:  Joseph G. Ernst
     Title: Assistant Vice President

THE BANK OF NEW YORK,
not in its individual capacity
but solely as Trustee


By: /s/  Timothy J. Shea
     Name:Timothy J. Shea
     Title: Assistant Treasurer